                                                    Exhibit 99.1

Energizer Holdings, Inc. 533 Maryville University Dr. St. Louis, MO 63141
FOR IMMEDIATE RELEASE	Company Contact
February 5, 2020	Jacqueline Burwitz Investor Relations 314-985-2169 JacquelineE.Burwitz@energizer.com

Energizer Holdings, Inc. Announces Fiscal 2020 First Quarter Results and Reaffirms Full Year Guidance

•	Reported Net sales increased 28.8% to $736.8 million due to the impact of acquisitions.

•
Diluted net earnings from continuing operations per common share was $0.60 in the first fiscal quarter compared to $1.16 in the prior year first quarter, and Adjusted Diluted net earnings from continuing operations per common share was $0.85 compared to $1.64 in the prior year first quarter[1].

•	Reaffirming guidance for Fiscal 2020[1], including Net sales, Adjusted Diluted EPS from continuing operations, Adjusted EBITDA and Adjusted Free cash flow.

St. Louis —February 5, 2020—Energizer Holdings, Inc. (NYSE: ENR) today announced results for the first fiscal quarter, which ended December 31, 2019. Net earnings from continuing operations were $45.8 million, or $0.60 per diluted common share, compared to net earnings of $70.8 million, or $1.16 per diluted common share, in the prior year first quarter. Adjusted Net earnings from continuing operations in the first quarter were $63.7 million, or $0.85 per diluted common share, compared to Adjusted Net earnings from continuing operations of $100.2 million, or $1.64 per diluted common share, in the prior year first quarter.

“We are off to a solid start in fiscal 2020 and we remain on track to meet our full year outlook,” said Alan Hoskins, Chief Executive Officer. “The entire Energizer team has been successfully executing our initiatives to grow our platform and market positions in the Batteries, Lights and Auto Care categories and we remain focused on achieving organic sales growth while realizing significant integration synergies.  As we look ahead, we are confident in our ability to deliver on our current year plans as well as our long-term objectives.”

First Quarter 2020 Financial Highlights (Unaudited)
The following is a summary of key results for the first quarter of Fiscal 2020. All comparisons are with the first quarter of Fiscal 2019 and represent continuing operations unless otherwise stated.

•Net sales were $736.8 million, an increase of 28.8%: (a)

◦	Organic Net sales decreased $19.7 million, or 3.4%, primarily due to lower replenishment and phasing of holiday promotional activity;

◦	The impact of the acquisitions increased Net sales by $186.9 million, or 32.6%; and

◦	Unfavorable movement in foreign currencies, excluding Argentina, resulted in decreased sales of $2.5 million, or 0.4%.

__________________
1) See Supplemental Schedules - Non - GAAP Reconciliations regarding non-GAAP financial measures.

•
Gross margin percentage on a reported basis was 40.9%, versus 48.2% in the prior year. Excluding the current year acquisition and integration costs, Gross margin was 41.8%, down 640 basis points from prior year, largely driven by the lower margin rate profile of the acquired businesses, as well as customer mix, unfavorable foreign currency, tariffs and higher product costs due to lower production volumes in the fourth quarter of Fiscal 2019. These decreases were partially offset by improved pricing and realized synergies. (a)

•
A&P was 6.4% of net sales, or $46.8 million, an increase of $5.9 million versus the prior year, with the acquired businesses adding $2.6 million. The legacy business A&P was $44.2 million, an increase of $3.3 million versus prior year. The increased spending on the legacy business reflects continued support for the broad portfolio while spending for the acquired businesses largely reflects increased product and packaging innovation and promotional support for the auto care brands.

•
SG&A, excluding acquisition and integration costs, was 15.1% of net sales, or $111.0 million, an increase of $25.3 million versus the prior year, with the acquired business adding $23.5 million. The legacy business as a percent of net sales was 15.9%, or $87.5 million, up $1.8 million or 90 basis points to prior year first quarter. (a)

•
Interest expense was $51.0 million compared to $48.2 million for the prior year comparative period. Excluding the current year $4.2 million loss on extinguishment of debt and prior year acquisition costs of $32.4 million, the current year Interest expense increased $31.0 million attributed to higher debt associated with the acquisitions. (a)

•
Income tax rate on a year to date basis was 22.0% as compared to 21.3% in the prior year. The prior year rate includes $1.5 million for the one-time impact of U.S. tax legislation passed in December 2017. Excluding the impact of our Non-GAAP adjustments, the year to date tax rate was 22.5% as compared to 20.8% in the prior year. The increase in the rate versus prior year is due to the country mix of earnings which drove a higher foreign tax rate as well as the expiration of certain tax holidays in foreign jurisdictions.

•	Diluted net earnings from continuing operations per common share for the quarter was $0.60 and Adjusted Diluted net earnings from continuing operations per common share for the quarter was $0.85. (a)

•
Net cash from operating activities from continuing operations on a year to date basis was $133.5 million and Adjusted Free cash flow from continuing operations on a year to date basis was $136.7 million, or 18.6% of net sales. (a)

•	Dividend payments in the quarter were $22.7 million, or $0.30 per common share, and $4.0 million, or $1.875 per share of mandatory preferred convertible stock.

•	Discontinued operations reported income of $0.3 million for the quarter. Included in these results are pre-tax costs related to divesting the Varta® consumer battery business of $1.1 million.

•
Subsequent to the quarter end, on January 2, 2020, the company completed the divestment of the Varta® consumer battery business to VARTA AG for an aggregate purchase price of €180 million, subject to purchase price adjustments. The initial proceeds received from VARTA AG and Spectrum were approximately $345 million, which will be subject to a final true up based upon the closing balance sheet. The Company utilized these proceeds to pay down term loan debt.

(a) See Press Release attachments for additional information as well as the GAAP to Non-GAAP reconciliations.

Total Net sales (In millions - Unaudited)
For the Quarter Ended December 31, 2019
	Q1	% Chg
Net sales - FY'19	$571.9
Organic	(19.7)	(3.4)%
Impact of Battery Acquisition	125.5	21.9%
Impact of Auto Care Acquisition	61.4	10.7%
Change in Argentina	0.2	—%
Impact of currency	(2.5)	(0.4)%
Net sales - FY'20	$736.8	28.8%

Total Net sales increased 28.8%, or $164.9 million:

•	Organic Net sales decreased 3.4%, or $19.7 million, in the first fiscal quarter due to the following items:

◦
A decline in point-of-sale trends driven by the US price increase taken in the prior year and the impacts of a competitive launch, coupled with lower replenishment volumes associated with hurricane activity in the fourth fiscal quarter of 2019, contributed 2.8% to the decrease;

◦	Phasing of holiday activity from the current quarter to the fourth quarter of Fiscal 2019 contributed 2.4% to the decrease; and

◦	Improved pricing offset the organic decrease by 1.8%.

•	The acquisitions contributed Net sales of $186.9 million, or 32.6%.

•	Our Argentina operations had a favorable impact on Net sales of $0.2 million.

•	Unfavorable movement in foreign currencies resulted in decreased sales of $2.5 million, or 0.4%.

Total Segment profit (In millions - Unaudited)
For the Quarter Ended December 31, 2019
	Q1	% Chg
Segment profit - FY'19	$170.7
Organic	(25.4)	(14.9)%
Impact of Battery Acquisition	27.9	16.3%
Impact of Auto Care Acquisition	10.1	5.9%
Change in Argentina	(0.6)	(0.4)%
Impact of currency	(1.3)	(0.6)%
Segment profit - FY'20	$181.4	6.3%

Total Segment profit in the first fiscal quarter increased $10.7 million, or 6.3%. The organic decline of $25.4 million, or 14.9%, was driven by the Net sales decrease, the negative impact of tariffs and higher product costs due to lower production volumes in the fourth quarter of Fiscal 2019. In addition, higher A&P spending was nearly offset by SG&A favorability. Our Argentina operations had an unfavorable impact on segment profit of $0.6 million, or 0.4% and foreign currency impacts were unfavorable by $1.3 million, or 0.6%. Offsetting the segment profit organic decrease for the quarter was the favorable impact of the acquisition of $38.0 million, or 22.2%.

Refer to the Reconciliation of GAAP and Non-GAAP Financial Measures attached for further information on our above breakouts.

Financial Outlook for Fiscal 2020
The Company is reaffirming all aspects of its previously provided financial outlook for Fiscal 2020 with reported Net sales growth of 9% to 10%, including organic growth in combined battery of 1% to 2% and combined auto care growing at 3.5%, Adjusted Diluted EPS from continuing operations of $3.00 to $3.201, Adjusted EBITDA of $610 to $640 million1 and Adjusted Free cash flow of $310 to $340 million1. This outlook includes a full year impact of the acquisitions completed in the second quarter of Fiscal 2019 and does not include any benefit associated with storm activity in Fiscal 2020, which, if it occurs, would be incremental.
Webcast Information
In conjunction with this announcement, the Company will hold an investor conference call beginning at 10:00 a.m. eastern time today. The call will focus on first fiscal quarter earnings and the financial outlook for Fiscal 2020. All interested parties may access a live webcast of this conference call at www.energizerholdings.com, under "Investors" and "Events and Presentations" tabs or by using the following link:
https://www.webcaster4.com/Webcast/Page/1192/32740

For those unable to participate during the live webcast, a replay will be available on www.energizerholdings.com, under "Investors," "Events and Presentations," and "Past Events" tabs.
# # #
Forward-Looking Statements.
This document contains both historical and forward-looking statements. Forward-looking statements are not based on historical facts but instead reflect our expectations, estimates or projections concerning future results or events, including, without limitation, the future sales, gross margins, costs, earnings, cash flows, tax rates and performance of the Company. These statements generally can be identified by the use of forward-looking words or phrases such as "believe," "expect," "expectation," "anticipate," "may," "could," "intend," "belief," "estimate," "plan," "target," "predict," "likely," "should," "forecast," "outlook," or other similar words or phrases. These statements are not guarantees of performance and are inherently subject to known and unknown risks, uncertainties and assumptions that are difficult to predict and could cause our actual results to differ materially from those indicated by those statements. We cannot assure you that any of our expectations, estimates or projections will be achieved. The forward-looking statements included in this document are only made as of the date of this document and we disclaim any obligation to publicly update any forward-looking statement to reflect subsequent events or circumstances. Numerous factors could cause our actual results and events to differ materially from those expressed or implied by forward-looking statements, including, without limitation:

•	market and economic conditions;

•	market trends in the categories in which we compete;

•
our ability to integrate businesses, to realize the projected results of the acquired businesses, and to obtain expected cost savings, synergies and other anticipated benefits of the acquired businesses within the expected timeframe, or at all;

•	the impact of the acquired businesses on our business operations;

•	the success of new products and the ability to continually develop and market new products;

•	our ability to attract, retain and improve distribution with key customers;

•	our ability to continue planned advertising and other promotional spending;

•
our ability to timely execute strategic initiatives, including restructurings, and international go-to-market changes in a manner that will positively impact our financial condition and results of operations and does not disrupt our business operations;

•	the impact of strategic initiatives, including restructurings, on our relationships with employees, customers and vendors;

•	our ability to maintain and improve market share in the categories in which we operate despite heightened competitive pressure;

•	financial strength of disturbers and suppliers;

•	our ability to improve operations and realize cost savings;

•	the impact of foreign currency exchange rates and currency controls, as well as offsetting hedges;

•	the impact of adverse or unexpected weather conditions;

•	uncertainty from the expected discontinuance of LIBOR and the transition to any other interest rate benchmark;

•	the impact of raw materials and other commodity costs;

•
the impact of legislative changes or regulatory determinations or changes by federal, state and local, and foreign authorities, including customs and tariff determinations, as well as the impact of potential changes to tax laws, policies and regulations;

•	costs and reputational damage associated with cyber-attacks or information security breaches or other events;

•	the impact of advertising and product liability claims and other litigation; and

•	compliance with debt covenants and maintenance of credit ratings as well as the impact of interest and principal repayment of our existing and any future debt.
In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of any such forward-looking statements. The list of factors above is illustrative, but by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. Additional risks and uncertainties include those detailed from time to time in our publicly filed documents, including those described under the heading “Risk Factors” in our
Form 10-K filed with the Securities and Exchange Commission on November 19, 2019.
1) See Supplemental Schedules - Non - GAAP Reconciliations regarding non-GAAP financial measures.

ENERGIZER HOLDINGS, INC.
CONSOLIDATED STATEMENT OF EARNINGS
(Condensed)
(In millions, except per share data - Unaudited)

	For the Quarter Ended December 31,
	2019	2018
Net sales	$736.8	$571.9
Cost of products sold (1)	435.5	296.4
Gross profit	301.3	275.5
Selling, general and administrative expense (1)	122.1	104.6
Advertising and sales promotion expense	46.8	40.9
Research and development expense (1)	8.9	5.5
Amortization of intangible assets	13.8	3.2
Interest expense (1) (2)	51.0	48.2
Other items, net (1)	—	(16.9)
Earnings before income taxes	58.7	90.0
Income tax provision (3)	12.9	19.2
Net earnings from continuing operations	$45.8	$70.8
Net earnings from discontinued operations (4)	0.3	—
Net earnings	46.1	70.8
Mandatory preferred stock dividends	(4.0)	—
Net earnings attributable to common shareholders	$42.1	$70.8

Basic net earnings per common share - continuing operations	$0.60	$1.19
Basic net earnings per common share - discontinued operations	—	—
Basic net earnings per common share	$0.60	$1.19

Diluted net earnings per common share - continuing operations	$0.60	$1.16
Diluted net earnings per common share - discontinued operations	—	—
Diluted net earnings per common share	$0.60	$1.16

Dividend per common share	$0.30	$0.30

Weighted average shares of common stock - Basic	69.1	59.7
Weighted average shares of common stock - Diluted	70.2	61.0

(1) See the Supplemental Schedules - Non-GAAP Reconciliations attached which break out the Acquisition and integration related costs included within these lines.

(2) Interest expense for the quarter ended December 31, 2019 includes a $4.2 million loss on extinguishment of debt associated with the term loan refinancing. Interest expense for the quarter ended December 31, 2018 includes Acquisition debt commitment fees, interest and ticking fees of $32.4 million associated with the Battery acquisition.

(3) Income tax provision for the three months ended December 31, 2018 includes $1.5 million of one-time expense related to the enactment of the Tax Cuts and Jobs Act of 2017 (U.S. Tax Legislation).

(4) Net of an income tax expense of $7.5 million for the quarter ended December 31, 2019.

ENERGIZER HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS
(Condensed)
(In millions - Unaudited)

Assets	December 31, 2019	September 30, 2019
Current assets
Cash and cash equivalents	$293.5	$258.5
Trade receivables	369.9	340.2
Inventories	435.8	469.3
Other current assets	163.0	177.1
Assets held for sale	805.5	791.7
Total current assets	$2,067.7	$2,036.8
Property, plant and equipment, net	357.7	362.0
Operating lease assets	82.9	—
Goodwill	1,022.5	1,004.8
Other intangible assets, net	1,946.3	1,958.9
Deferred tax asset	23.4	22.8
Other assets	66.3	64.3
Total assets	$5,566.8	$5,449.6

Liabilities and Shareholders' Equity
Current liabilities
Current maturities of long-term debt	$68.4	$—
Current portion of capital leases	1.7	1.6
Notes payable	28.1	31.9
Accounts payable	288.9	299.0
Current operating lease liabilities	15.6	—
Other current liabilities	355.1	333.6
Liabilities held for sale	387.1	402.9
Total current liabilities	$1,144.9	$1,069.0
Long-term debt	3,383.6	3,461.6
Operating lease liabilities	68.4	—
Deferred tax liability	176.2	170.6
Other liabilities	206.2	204.6
Total liabilities	$4,979.3	$4,905.8
Shareholders' equity
Common stock	0.7	0.7
Mandatory convertible preferred stock	—	—
Additional paid-in capital	852.6	870.3
Retained earnings	149.1	129.5
Treasury stock	(141.8)	(158.4)
Accumulated other comprehensive loss	(273.1)	(298.3)
Total shareholders' equity	$587.5	$543.8
Total liabilities and shareholders' equity	$5,566.8	$5,449.6

ENERGIZER HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Condensed)
(In millions - Unaudited)

	For the Three Months Ended December 31,
	2019	2018
Cash Flow from Operating Activities
Net earnings	$46.1	$70.8
Net earnings from discontinued operations	0.3	—
Net earnings from continuing operations	45.8	70.8
Non-cash integration and restructuring charges	4.4	—
Depreciation and amortization	27.6	11.6
Deferred income taxes	2.8	2.3
Share-based compensation expense	7.2	6.5
Non-cash items included in income, net	7.3	(9.1)
Other, net	2.6	(1.1)
Changes in current assets and liabilities used in operations	35.8	37.9
Net cash from operating activities from continuing operations	133.5	118.9
Net cash used by operating activities from discontinued operations	(10.0)	—
Net cash from operating activities	123.5	118.9
Cash Flow from Investing Activities
Capital expenditures	(11.7)	(4.8)
Proceeds from sale of assets	1.5	0.1
Acquisitions, net of cash acquired	(3.6)	—
Net cash used by investing activities from continuing operations	(13.8)	(4.7)
Net cash used by investing activities from discontinued operations	(2.4)	—
Net cash used by investing activities	(16.2)	(4.7)
Cash Flow from Financing Activities
Cash proceeds from issuance of debt with original maturities greater than 90 days	365.0	1,200.0
Payments on debt with maturities greater than 90 days	(400.3)	(1.0)
Net (decrease)/increase in debt with original maturities of 90 days or less	(4.0)	28.0
Debt issuance costs	(0.9)	(16.5)
Dividends paid on common stock	(22.7)	(19.8)
Dividends paid on mandatory convertible preferred stock	(4.0)	—
Taxes paid for withheld share-based payments	(9.4)	(7.1)
Net cash (used by)/from financing activities from continuing operations	(76.3)	1,183.6
Net cash used by financing activities from discontinued operations	(1.1)	—
Net cash (used by)/from financing activities	(77.4)	1,183.6
Effect of exchange rate changes on cash	5.1	(2.3)
Net increase in cash, cash equivalents, and restricted cash from continuing operations	48.5	1,295.5
Net decrease in cash, cash equivalents, and restricted cash from discontinued operations	(13.5)	—
Net increase in cash, cash equivalents, and restricted cash	35.0	1,295.5
Cash, cash equivalents, and restricted cash, beginning of period	258.5	1,768.3
Cash, cash equivalents, and restricted cash, end of period	$293.5	$3,063.8

ENERGIZER HOLDINGS, INC.
Reconciliation of GAAP and Non-GAAP Measures
For the Quarter Ended December 31, 2019

The Company reports its financial results in accordance with accounting principles generally accepted in the U.S. ("GAAP"). However, management believes that certain non-GAAP financial measures provide users with additional meaningful comparisons to the corresponding historical or future period. These non-GAAP financial measures exclude items that are not reflective of the Company's on-going operating performance, such as acquisition and integration costs and related items, settlement loss on pension plan terminations, loss on extinguishment of debt, and the one-time impact of the new U.S. tax legislation. In addition, these measures help investors to analyze year over year comparability when excluding currency fluctuations, acquisition activity as well as other company initiatives that are not on-going. We believe these non-GAAP financial measures are an enhancement to assist investors in understanding our business and in performing analysis consistent with financial models developed by research analysts. Investors should consider non-GAAP measures in addition to, not as a substitute for, or superior to, the comparable GAAP measures. In addition, these non-GAAP measures may not be the same as similar measures used by other companies due to possible differences in method and in the items being adjusted.

We provide the following non-GAAP measures and calculations, as well as the corresponding reconciliation to the closest GAAP measure in the following supplemental schedules:

Segment Profit. This amount represents the operations of our two reportable segments including allocations for shared support functions. General corporate and other expenses, global marketing expenses, R&D expenses, amortization expense, interest expense, other items, net, and charges related to acquisition and integration have all been excluded from segment profit.

Adjusted Net Earnings From Continuing Operations and Adjusted Diluted Net Earnings Per Common Share - Continuing Operations (EPS). These measures exclude the impact of the costs related to acquisition and integration, the loss on extinguishment of debt and the one-time impact of the new U.S. income tax legislation.

Non-GAAP Tax Rate. This is the tax rate when excluding the pre-tax impact of acquisition and integration and the loss on extinguishment of debt, as well as the related tax impact for these items, calculated utilizing the statutory rate for where the impact was incurred, as well as the one-time impact of the new U.S. tax legislation.

Organic. This is the non-GAAP financial measurement of the change in revenue or segment profit that excludes or otherwise adjusts for the impact of acquisitions, change in Argentina operations and impact of currency from the changes in foreign currency exchange rates as defined below:

Impact of acquisitions. Energizer completed the Auto Care Acquisition on January 28, 2019 and the Battery Acquisition on January 2, 2019. These adjustments include the impact of the acquisitions' ongoing operations contributed to each respective income statement caption for the first year's operations directly after the acquisition date. This does not include the impact of acquisition and integration costs associated with any acquisition.

Change in Argentina Operations. The Company is presenting separately all changes in sales and segment profit from our Argentina affiliate due to the designation of the economy as highly inflationary as of July 1, 2018.

Impact of currency. The Company evaluates the operating performance of our Company on a currency neutral basis. The impact of currency is the difference between the value of current year foreign operations at the current period ending USD exchange rate, compared to the value of the current year foreign operations at the prior period ending USD exchange rate.
Adjusted Comparisons. Detail for adjusted gross profit, adjusted gross margin, adjusted SG&A, adjusted SG&A as percent of sales, adjusted R&D, adjusted interest expense and adjusted Other items, net are also supplemental non-GAAP measure disclosures. These measures exclude the impact of costs related to acquisition and integration and the loss on extinguishment of debt.

Free Cash Flow and Adjusted Free Cash Flow. Free Cash Flow is defined as net cash provided by operating activities reduced by capital expenditures, net of the proceeds from asset sales. Adjusted Free Cash Flow is defined as Free Cash Flow excluding the cash payments for acquisition and integration expenses and integration capital expenditures. The expense cash payments are net of the statutory tax benefit associated with the payment.

EBITDA and Adjusted EBITDA. EBITDA is defined as net earnings before income tax provision, interest and depreciation and amortization. Adjusted EBITDA further excludes the impact of the costs related to acquisition and integration, settlement loss on pension plan termination and share based payments.

Energizer Holdings, Inc.
Supplemental Schedules - Segment Information and Supplemental Sales Data
For the Quarter Ended December 31, 2019
(In millions, except per share data - Unaudited)
Operations for Energizer are managed via two major geographic reportable segments: Americas and International. Energizer’s operating model includes a combination of standalone and shared business functions between the geographic segments, varying by country and region of the world. Energizer applies a fully allocated cost basis, in which shared business functions are allocated between segments. Such allocations are estimates, and do not represent the costs of such services if performed on a standalone basis. Segment sales and profitability, as well as the reconciliation to earnings before tax, for the quarter ended December 31, 2019 and 2018, respectively, are presented below:

	Quarter Ended December 31,
	2019	2018
Net Sales
Americas	$514.5	$373.5
International	222.3	198.4
Total net sales	$736.8	$571.9
Segment Profit
Americas	$129.2	$116.1
International	52.2	54.6
Total segment profit	$181.4	$170.7
General corporate and other expenses (1)	(24.9)	(18.7)
Global marketing expense (2)	(6.1)	(3.1)
Research and development expense - Adjusted (3)	(8.5)	(5.5)
Amortization of intangible assets	(13.8)	(3.2)
Acquisition and integration costs (4)	(19.3)	(36.5)
Interest expense - Adjusted (5) (6)	(46.8)	(15.8)
Loss on extinguishment of debt (6)	(4.2)	—
Other items, net - Adjusted (7)	0.9	2.1
Total earnings before income taxes	$58.7	$90.0
(1) Recorded in SG&A on the Consolidated (Condensed) Statement of Earnings.
(2) Global marketing expense for the quarters ended December 31, 2019 and 2018 included $2.9 million and $1.2 million, respectively, recorded in SG&A, and $3.2 million and $1.9 million, respectively, recorded in Advertising and sales promotion expense in the Consolidated (Condensed) Statement of Earnings and Comprehensive Income.
(3) Research and development expense for the quarter ended December 31, 2019 included $0.4 million of acquisition and integration costs which have been reclassified for purposes of the reconciliation above.
(4) See the Supplemental Schedules - Non-GAAP Reconciliations for where these charges are recorded in the Consolidated (Condensed) Statement of Earnings.
(5) Interest expense for the quarter ended December 31, 2018 included $32.4 million of acquisition debt ticking fees and interest expense which have been reclassified for purposes of the reconciliation above.
(6) Loss on extinguishment of debt for the quarter ended December 31, 2019 includes the write off of deferred financing fees related to the term loan refinancing and was recorded in interest expense on the Consolidated (Condensed) Statement of Earnings.
(7) See the Supplemental Non-GAAP reconciliation for the Other items, net reconciliation between the reported and adjusted balances.

Supplemental product information is presented below for revenues from external customers:

	Quarter Ended December 31,
Net Sales	2019	2018
Batteries	$621.9	$521.9
Auto Care	78.7	20.5
Lights and Licensing	36.2	29.5
Total net sales	$736.8	$571.9

Energizer Holdings, Inc.
Supplemental Schedules - GAAP EPS to Adjusted EPS Reconciliation
For the Quarter Ended December 31, 2019
(In millions, except per share data - Unaudited)

The following tables provide a reconciliation of Net earnings from continuing operations and Diluted net earnings per common share - continuing operations to Adjusted net earnings from continuing operations and Adjusted diluted net earnings per share - continuing operations, which are non-GAAP measures.

	Quarter Ended December 31,
	2019	2018
Net earnings attributable to common shareholders	$42.1	$70.8
Mandatory preferred stock dividends	(4.0)	—
Net earnings	$46.1	$70.8
Net earnings from discontinued operations	0.3	—
Net earnings from continuing operations	$45.8	$70.8
Pre-tax adjustments
Acquisition and integration (1)	19.3	$36.5
Loss on extinguishment of debt (2)	4.2	—
Total adjustments, pre-tax	$23.5	$36.5
After tax adjustments
Acquisition and integration	$14.7	27.9
Loss on extinguishment of debt	3.2	—
One-time impact of the new U.S. Tax Legislation	—	1.5
Total adjustments, after tax	$17.9	$29.4
Adjusted net earnings from continuing operations (3)	$63.7	$100.2
Mandatory preferred stock dividends	(4.0)	—
Adjusted net earnings from continuing operations attributable to common shareholders	$59.7	$100.2

Diluted net earnings per common share - continuing operations	$0.60	$1.16
Adjustments
Acquisition and integration	0.21	0.46
Loss on extinguishment of debt	0.04	—
One-time impact of new U.S tax legislation	—	0.02
Adjusted diluted net earnings per diluted common share - continuing operations	$0.85	$1.64
Weighted average shares of common stock - Diluted	70.2	61.0
(1) See Supplemental Schedules - Non-GAAP Reconciliations for where these costs are recorded on the unaudited Consolidated (Condensed) Statement of Earnings.
(2) This loss on extinguishment of debt is associated with the term loan refinancing and recorded in interest expense on the Consolidated (Condensed) Statement of Earnings.
(3) The effective tax rate for the quarter ended December 31, 2019 and 2018 for the Adjusted - Non-GAAP Net Earnings and Diluted EPS was 22.5% and 20.8%, respectively, as calculated utilizing the statutory rate for where the costs were incurred.

Energizer Holdings, Inc.
Supplemental Schedules - Segment Sales
For the Quarter Ended December 31, 2019
(In millions, except per share data - Unaudited)

Net sales	Q1'20	% Chg	Q1'19	% Chg
Americas
Net sales - prior year	$373.5		$373.1
Organic	(19.0)	(5.1)%	4.7	1.3%
Impact of Battery Acquisition	107.1	28.7%	—	—%
Impact of Auto Care Acquisition	52.9	14.2%	—	—%
Impact of Nu Finish Acquisition	—	—%	1.0	0.3%
Change in Argentina	0.2	0.1%	(3.3)	(0.9)%
Impact of currency	(0.2)	(0.1)%	(2.0)	(0.6)%
Net sales - current year	$514.5	37.8%	$373.5	0.1%
International
Net sales - prior year	$198.4		$200.2
Organic	(0.7)	(0.4)%	5.2	2.6%
Impact of Battery Acquisition	18.4	9.3%	—	—%
Impact of Auto Care Acquisition	8.5	4.3%	—	—%
Impact of currency	(2.3)	(1.2)%	(7.0)	(3.5)%
Net sales - current year	$222.3	12.0%	$198.4	(0.9)%
Net sales
Net sales - prior year	$571.9		$573.3
Organic	(19.7)	(3.4)%	9.9	1.7%
Impact of Battery Acquisition	125.5	21.9%	—	—%
Impact of Auto Care Acquisition	61.4	10.7%	—	—%
Impact of Nu Finish Acquisition	—	—%	1.0	0.2%
Change in Argentina	0.2	—%	(3.3)	(0.6)%
Impact of currency	(2.5)	(0.4)%	(9.0)	(1.5)%
Net sales - current year	$736.8	28.8%	$571.9	(0.2)%

Energizer Holdings, Inc.
Supplemental Schedules - Segment Profit
For the Quarter Ended December 31, 2019
(In millions, except per share data - Unaudited)

Segment profit	Q1'20	% Chg	Q1'19	% Chg
Americas
Segment profit - prior year	$116.1		$123.1
Organic	(17.1)	(14.7)%	(4.2)	(3.4)%
Impact of Battery Acquisition	21.8	18.8%	—	—%
Impact of Auto Care Acquisition	9.1	7.8%	—	—%
Impact of Nu Finish Acquisition	—	—%	0.5	0.4%
Change in Argentina	(0.6)	(0.5)%	(1.9)	(1.5)%
Impact of currency	(0.1)	(0.1)%	(1.4)	(1.2)%
Segment profit - current year	$129.2	11.3%	$116.1	(5.7)%
International
Segment profit - prior year	$54.6		$49.2
Organic	(8.3)	(15.2)%	11.1	22.6%
Impact of Battery Acquisition	6.1	11.2%	—	—%
Impact of Auto Care Acquisition	1.0	1.8%	—	—%
Impact of currency	(1.2)	(2.2)%	(5.7)	(11.6)%
Segment profit - current year	$52.2	(4.4)%	$54.6	11.0%
Total Segment profit
Segment profit - prior year	$170.7		$172.3
Organic	(25.4)	(14.9)%	6.9	4.0%
Impact of Battery Acquisition	27.9	16.3%	—	—%
Impact of Auto Care Acquisition	10.1	5.9%	—	—%
Impact of Nu Finish Acquisition	—	—%	0.5	0.3%
Change in Argentina	(0.6)	(0.4)%	(1.9)	(1.1)%
Impact of currency	(1.3)	(0.6)%	(7.1)	(4.1)%
Segment profit - current year	$181.4	6.3%	$170.7	(0.9)%

Energizer Holdings, Inc.
Supplemental Schedules - Non-GAAP Reconciliations
For the Quarter Ended December 31, 2019
(In millions, except per share data - Unaudited)
FY20 Non-GAAP Reconciliations

Gross profit	Q1'20	Q1'19
Net sales	$736.8	$571.9
Cost of products sold - adjusted	428.6	296.4
Adjusted Gross profit	$308.2	$275.5
Adjusted Gross margin	41.8%	48.2%
Acquisition and integration costs	6.9	—
Reported Cost of products sold	435.5	296.4
Gross profit	$301.3	$275.5
Gross margin	40.9%	48.2%

SG&A	Q1'20	Q1'19
Segment SG&A	$84.1	$65.8
Corporate SG&A	24.0	18.7
Global Marketing	2.9	1.2
SG&A Adjusted - subtotal	$111.0	$85.7
SG&A Adjusted % of Net sales	15.1%	15.0%
Acquisition and integration costs	11.1	18.9
Reported SG&A	$122.1	$104.6
Reported SG&A % of Net sales	16.6%	18.3%

Acquisition and integration	Q1'20	Q1'19
Cost of products sold	$6.9	$—
SG&A	11.1	18.9
Research and development	0.4	—
Interest expense	—	32.4
Other items, net	0.9	(14.8)
Acquisition and integration related items	$19.3	$36.5

Other items, net	Q1'20	Q1'19
Interest income	$(0.1)	$(0.3)
Foreign currency exchange gain	(0.4)	(1.1)
Pension benefit other than service costs	(0.5)	(0.7)
Other	0.1	—
Other items, net - Adjusted	$(0.9)	$(2.1)
Acquisition foreign currency loss/(gain)	2.2	(9.0)
Interest income on restricted cash	—	(5.8)
Transition services agreement income	(0.3)	—
Gain on sale of assets	(1.0)	—
Acquisition and integration cost	$0.9	$(14.8)
Total Other items, net	$—	$(16.9)

Energizer Holdings, Inc.
Supplemental Schedules - Non-GAAP Reconciliations cont.
For the Quarter Ended December 31, 2019
(In millions, except per share data - Unaudited)

	Q1'20	Q4'19	Q3'19	Q2'19	LTM 12/31/19 (1)	Q1'19
Net earnings/(loss) from continuing operations	$45.8	$47.0	$9.2	$(62.3)	$39.7	$70.8
Income tax provision/(benefit)	12.9	0.7	0.2	(11.7)	2.1	19.2
Earnings/(loss) before income taxes	$58.7	$47.7	$9.4	$(74.0)	$41.8	$90.0
Interest expense	51.0	48.7	51.9	77.2	228.8	48.2
Depreciation & Amortization	27.6	22.0	30.8	28.4	108.8	11.6
EBITDA	$137.3	$118.4	$92.1	$31.6	$379.4	$149.8
Adjustments:
Acquisition and integration costs	19.3	28.5	28.0	62.2	138.0	4.1
Settlement loss on pension plan terminations	—	3.7	—	—	3.7	—
Share-based payments	7.2	6.3	6.7	7.6	27.8	6.5
Adjusted EBITDA	$163.8	$156.9	$126.8	$101.4	$548.9	$160.4
(1) LTM defined as the latest 12 months for the period ending December 31, 2019

Free Cash Flow	Q1'20 YTD	Q1'19 YTD
Net cash from operating activities from continuing operations	$133.5	$118.9
Capital expenditures	(11.7)	(4.8)
Proceeds from sale of assets	1.5	0.1
Free cash flow from continuing operations - subtotal	$123.3	$114.2
Cash paid for acquisition and integration expenses	8.0	36.7
Cash paid for integration related capital expenditures	5.4	—
Adjusted Free cash flow	$136.7	$150.9

Energizer Holdings, Inc.
Supplemental Schedules - Non-GAAP Reconciliations cont.
FY 2020 Outlook
(In millions, except per share data - Unaudited)

Fiscal Year 2020 Outlook Reconciliation - Adjusted earnings from continuing operations and Adjusted diluted net earnings per common share - continuing operations (EPS)
(in millions, except per share data)	Net earnings			EPS
Fiscal Year 2020 - GAAP Outlook	$165	to	$190	$2.20	to	$2.53
Impacts:
Acquisition and integration costs, net of tax benefit	60	to	50	0.80	to	0.66
Fiscal Year 2020 - Adjusted Outlook	$225	to	$240	$3.00	to	$3.20
Weighted average shares - Diluted (1)				75.1		75.1
(1) The Weighted average shares - Diluted of 75.1 million assumes conversion of the MCPS. When assuming no conversion, the outlook remains within the range provided.

Fiscal Year 2020 Outlook Reconciliation - Adjusted EBITDA
(in millions, except per share data)
Earnings before income taxes	$195	to	$255
Interest expense	190	to	185
Amortization	60	to	55
Depreciation	60	to	55
EBITDA	$505	to	$550

Adjustments:
Integration costs	75	to	65
Share-based payments	30		25
Adjusted EBITDA	$610	to	$640

Fiscal Year 2020 Outlook Reconciliation - Adjusted Free Cash Flow
(in millions, except per share data)
Net cash from operating activities	$295	to	$330
Capital expenditures	105	to	90
Free cash flow	$190	to	$240
Adjustments:
Integration costs	60	to	50
Integration related capital expenditures	60	to	50
Adjusted free cash flow	$310	to	$340